Exhibit 99.2

                                                                          AMSOFT
                                          Third Quarter 2005 Fiscal Year Results
                                                        Moderator: Jim Edenfield
                                                             03-03-05/4:00 pm CT
                                                                          Page 1

                                     AMSOFT
                     THIRD QUARTER 2005 FISCAL YEAR RESULTS

                                 MARCH 03, 2005
                                   4:00 PM CT

Conference Coordinator:     Good day. All sites are now on the conference line
                            in a listen-only mode.

                            If anyone should require any assistance during the call today, please press star and 0, and an operator will be standing by to help you.

                            At this time, I would like to introduce Vincent Klinges, CFO of American Software.

                            Please go ahead.

Vincent Klinges:            Good afternoon. Welcome to the Third Quarter Fiscal
                            2005 American Software Conference Call.

                            To begin, I'd like to remind you that this conference call may contain forward-looking statements including statements regarding among other things, our business strategy and growth strategy. Any such forward-looking statements speak only as of this date.

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                                                                          AMSOFT
                                          Third Quarter 2005 Fiscal Year Results
                                                        Moderator: Jim Edenfield
                                                             03-03-05/4:00 pm CT
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                            These forward-looking statements are based largely
                            on our expectations and are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified and are beyond our control.

                            Further developments and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.

                            There are number of factors that could cause actual results to differ materially from those anticipated by statements made on this call. Such factors include but are not limited to changes in general economic conditions, the growth rate of the market for our products and services, the timely availability and market acceptance of these products and services, the effect of competitive products and pricing, and the irregular pattern of revenues.

                            In light of these risks and uncertainties, there can be no assurance that the forward-looking information will prove to be accurate.

                            At this time, I'd like to turn the call over to Jim Edenfield, CEO of American Software.

James Edenfield:            Good afternoon, ladies and gentlemen.

                            I hope by now that each of you have received the press release of our earnings announcement for the third quarter which ended January 31.

                            We have had to issue a subsequent modifying announcement. A press release that you, I don't believe, would have received yet. You may receive it during the course of this conference.

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                                                                          AMSOFT
                                          Third Quarter 2005 Fiscal Year Results
                                                        Moderator: Jim Edenfield
                                                             03-03-05/4:00 pm CT
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                            I think it's important that I read this press
                            release to you before we get into the details of the conference.

                            This is what the press release that you will see in a few moments says:

                            The management of the companies have been notified by their auditors that $290,000 of revenue included in the financial results for the period ending January 31, 2005 were subject to further review prior to finalization of each company's 10Q filings.

                            If the revenue is recognized in a later quarter, then the earnings per share as stated in the announcement for American Software would be reduced by approximately 1 cent per share and the earnings per share as stated in the Logility announcement would be reduced by approximately 2 cents per share.

                            I'm now going to proceed, and we're going to proceed with the conference that we had originally planned to conduct based upon the press release that you should have in hand at this time, not the one that I have just read.

                            This was the third consecutive quarter that total revenues increased over those obtained in the previous year.

                            For the quarter, they were up 21% and for the year-to-date, 12%. We like the trend.

                            We're also pleased that we were able to increase every revenue category during the third quarter: license fees, services, and maintenance.

                            New Generation Computing, our subsidiary focus on the apparel, and retail industries continue to make good progress during the quarter.

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                                                                          AMSOFT
                                          Third Quarter 2005 Fiscal Year Results
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                                                             03-03-05/4:00 pm CT
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                            Our major highlight was the licensing of our global
                            sourcing product, The VF Corporation, the largest apparel manufacturer in the world, were used in all of their divisions worldwide.

                            As manufacturing continues to leave the United States, our product will enable VF to enhance its competitive position as it sources production from hundreds of manufacturers in Asia and Latin America.

                            Service revenues continue to rapidly increase in our consulting and staffing business. We believe that this is partly due to an improving economy.

                            Many analysts believe that this phenomenon is a precursor to growth and technology capital expenditures.

                            That is true, then we would expect to see double-digit growth in license fees which yield a much higher profit margin than services.

                            The third quarter marked the first real quarter of operations which included our recent acquisition of Demand Management. Considerable effort was expanded in integrating their operations into Logility.

                            Mike Edenfield, the President of Logility, is now going to update us on Logility including Demand Management.

J. Michael Edenfield:       Thank you.

                            Good afternoon everyone.

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                                          Third Quarter 2005 Fiscal Year Results
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                            We're pleased with Logility's third quarter results.
                            The key highlights for the quarter were strong operating cash flow with almost $3 million, and the fact that we added 21 new customers who license either the Logility Voyager product line or the Demand Solutions product line.

                            Some of the notable new and existing customers included Brown Shoe Corporation, (EE) Corporation, Hooker Furniture, (Hyundai) Motor Australia, Johnson Brothers, Kentucky Derby Hosiery, (Parker Hunniton), (Socks), and a major household consumer products company, whose name we cannot disclose at this time.

                            We are encouraged by the number of new customers licensing our products because that is a healthy sign for the future.

                            Our strong financial position continues to be a competitive advantage against our primary competitors.

                            Regarding fourth quarter, we believe our pipeline activity is sufficient to have another good quarter, but as usual, closure rates will be key.

                            While we are expecting maintenance and services revenues to increase this quarter, we must improve license fees to accomplish our growth and profitability objectives.

                            Regarding our progress with Demand Management, we continue to be pleased with the acquisition and the performance of the company so far. Due to the fair valuing of the acquired deferred maintenance revenues, the acquisition has temporarily diluted our earnings as we expected.

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                                                                          AMSOFT
                                          Third Quarter 2005 Fiscal Year Results
                                                        Moderator: Jim Edenfield
                                                             03-03-05/4:00 pm CT
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                            However, Demand Management had a strong operating
                            cash flow contribution for the quarter of approximately three quarters of a million dollars.

                            I'd like to give a quick overview of Demand
                            Management or DMI in case there is some on the call that are not familiar with them or the acquisition.

                            DMI was a privately held company based in St. Louis specializing in supply chain planning solutions. They're almost a $10-million a year company in terms of revenues with about 30 people. And a significant indirect channel of 23 organizations with approximately 67 people who sell, install, and implement their solutions worldwide.

                            Their products, which are marketed under the Demand Solutions' One brand, are being used by several thousand users in at least 30 countries around the world, (that) over 800 customers paying maintenance on an annually renewable basis.

                            Logility has owned DMI for about five months, and we are very pleased with the acquisition as I stated earlier. I'd like to summarize what we see as the (method) to the acquisition.

                            The first two benefits relate to expanding our market coverage.

                            We can now address a broader market segment.
                            Traditionally, Logility has been focused on the upper mid-tier and higher end of the market in terms of size of the enterprise we sell to.

                            DMI has been traditionally focused more on the mid-tier and smaller end of the market.

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                                                                          AMSOFT
                                          Third Quarter 2005 Fiscal Year Results
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                                                             03-03-05/4:00 pm CT
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                            Combined, we now have the ability to service from a
                            $25-million enterprise to a Fortune 100 enterprise.

                            We believe this gives us more market coverage than any supply chain planning vendor both from a size of the enterprise we are selling to perspective as well as a price point perspective.

                            Second, is the addition of the DMI indirect sales channel. As I mentioned earlier, they have 23 (rep) organizations around the world that sell, implement, and support the DS One product line.

                            So combined, we've more than doubled our coverage with the addition of this indirect channel. It also gives us coverage in international markets we did not have a presence in such as Australia, New Zealand, South Africa, and it more than doubles our European presence.

                            To illustrate this, in the third quarter, we licensed one or more of our solutions in 11 different countries: Australia, Brazil, Canada, China, Germany, Indonesia, Ireland, Mexico, New Zealand, the United Kingdom, and the United States.

                            The (30) benefit that increases our market share substantially in the supply chain planning space - DMI has a large and satisfied installed base of over 800 maintenance-paying customers. We believe this makes us Number 1 in implementing supply chain systems in the world with over 1,100 combined maintenance-paying customers.

                            Our maintenance revenue is already increasing as a result of the transaction, and we expect maintenance revenues to continue to increase for at least the next few quarters.

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                                                                          AMSOFT
                                          Third Quarter 2005 Fiscal Year Results
                                                        Moderator: Jim Edenfield
                                                             03-03-05/4:00 pm CT
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                            The final two benefits I would like to discuss are
                            the cost and revenue synergies.

                            From a cost synergy perspective, we've already started to realize most of the seven-figure savings we expected from the transaction. We will be getting the full benefit of these by the spring.

                            As we discussed on the last call, the biggest saving area has been the consolidation of three product development organizations down to two.

                            The most exciting opportunity, however, is the revenue synergy potential. Both channels will continue to go after their respective target markets with their respective brands, independently.

                            However, we believe by cooperating where appropriate, one plus one can be greater than two.

                            For example, the DMI sales organization has already provided some qualified leads to the Logility sales organization of opportunities in and out of the DMI customer base that Logility was not aware of.

                            We have put in place the proper incentive programs to ensure that happens when appropriate. And in fact, we have closed some incremental business already as a result of this.

                            Secondly, Logility's marketing efforts now routinely identifies accounts that are not necessarily good prospects for the Logility sales organization because they have smaller enterprises who might desire a lower price point. However, they are good prospects for DMI.

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                                                                          AMSOFT
                                          Third Quarter 2005 Fiscal Year Results
                                                        Moderator: Jim Edenfield
                                                             03-03-05/4:00 pm CT
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                            As we mentioned on the last call, in one campaign
                            alone, we produced 400 leads for the DMI sales channel at no additional expense. So the key objective will be to continue to identify areas such as these when we can leverage the two sales and marketing organizations to find and sell more opportunities in the two companies (did) separately.

                            So in summary, we've already seen benefits from the acquisition in terms of broader and deeper geographic sales coverage, increased maintenance revenues, cost reductions (where more to follow), and tangible revenue synergies.

                            Now I'd like to turn the discussion back to Vince for a detailed review of the third quarter financial results.

Vincent Klinges:            Thanks, Mike.

                            Comparing the third quarter '05 with the same period in last year, total revenues for the quarter increased 21%, 17.7 million compared to (14.6) million for the same quarter last year.

                            License fees increased 6% to 4.1 million compared to
                            3.8 for the same period.

                            Services and other revenue increased 36% to 8.5 million compared to 6.3 million primarily due to the increase in our IT staffing business.

                            Maintenance revenues increased 11% to 5.1 million compared to 4.5 million primarily due to increases in Logility from Demand Management.

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                                                                          AMSOFT
                                          Third Quarter 2005 Fiscal Year Results
                                                        Moderator: Jim Edenfield
                                                             03-03-05/4:00 pm CT
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                            The overall gross margin was 49% for the quarter
                            compared to 54% at the same quarter last year.

                            Drilling down on that, the license fee margin was 67% compared to 71% due to more license fees from DMI which has an indirect (large) channel.

                            Services margin improved to 30% this quarter compared to 28% due to better margin business from our IT staffing business.

                            Our maintenance margin this quarter were 66% compared to 75% for the same quarter last year. And this is lower primarily due to the AMI - the DMI acquisition and the GAAP purchase accounting required to fair value its deferred maintenance, which temporarily lowers the maintenance revenue for GAAP reporting.

                            Taking a look at operating expenses, the gross R&D expenses were 11% of total revenues for the current quarter compared to 13% for the same quarter last year.

                            As a percentage of revenue, sales and marketing expenses were 19% of revenues or 3.3 million for the quarter and that compares to 20% for the same quarter last year.

                            G&A expenses were 3.1 or 17% total revenues which was the same percentage as last year.

                            (Unintelligible) operating income we're reporting is 821,000 for this quarter compared to 1.5 million for the same quarter year ago.

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                                                                          AMSOFT
                                          Third Quarter 2005 Fiscal Year Results
                                                        Moderator: Jim Edenfield
                                                             03-03-05/4:00 pm CT
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                            Our EBITDA was 1.8 compared to 2.9 in the same
                            period year ago. Our GAAP net income was 1.4 or earnings per diluted share of 5 cents per share for the third quarter and that compares to the net income of 2.1 million or earnings per share of 8 cents for the same period last year.

                            Adjusted net income which excludes DMI's loss for the quarter was 2 million or 8 cents per share for the third quarter.

                            International revenues this quarter were approximately 7% of total revenues and that's the same as the third quarter last year, 7%.

                            Taking a look at the nine months ended January 31, 2005 compared to the same period last year, total revenues increased 12% to 46.2 million and that compares to 41.3 million.

                            License fees were 9.2 million compared to 9.4. Services revenue were 23% - 23 million year-to-date compared to 18.2. Maintenance revenues were 14.1 million year-to-date compared to 13.6.

                            Looking at the gross margin, the overall gross margin was 49% year-to-date compared to 54%.

                            License fee margin increased slightly to 66% from
                            65. Services margin were 30% compared to 32% same period last year.

                            And our maintenance margins were 70% when compared to 74%.

                            Looking at operating expenses, our gross R&D expenses were 12% of revenues for the nine months ended January compared to 14% for the same

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                                          Third Quarter 2005 Fiscal Year Results
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                                                             03-03-05/4:00 pm CT
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                            period last year. As a percentage of total revenue,
                            our sales and marketing expenses were 20% for both this fiscal year year-to-date and last year also.

                            G&A expenses were 17% of revenues for both periods also.

                            And our operating income year-to-date is 2.2 million compared to operating income of 3.5 million last year.

                            Net Income year-to-date is 4 million or 16 cents earnings per share and that compares to 5.5 million or 22 cents earnings per share last year.

                            International revenues year-to-date are 6% of revenue compared to 7% last year.

                            Looking at the balance sheet, our - the company's cash - financial position remained strong with cash and investments of approximately 56.9 million at the end of the third quarter and no debt.

                            Cash increased 1.9 million sequentially from the prior quarter that ended October 31, 2004. And during the quarter, we've paid 1.7 million of quarterly dividend also.

                            Other aspects of the balance sheet, our billed AR is
                            11.2 million; unbilled, 2.9. Working capital is 49.2 million. And our deferred revenue is 13.1 million. Stockholder equity is 76.2.

                            Our current ratio is 3.2. And our Days Sales
                            Outstanding is approximately 76 days.

                            At this time, I'd like to turn the call over to questions.

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                                                                          AMSOFT
                                          Third Quarter 2005 Fiscal Year Results
                                                        Moderator: Jim Edenfield
                                                             03-03-05/4:00 pm CT
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                            (Sarah)?

Conference Coordinator:     If you would like to ask a question, please press
                            star and 1 on your touchtone phone.

                            To withdraw your question from the queue, press the pound key.

                            Once again, to register your site for a question, please press star and 1 on your phone at this time.

                            And first, we'll go to the site of Patrick Flavin with Flavin, Blake & Co.

Patrick Flavin:             Good afternoon, gents.

James Edenfield:            Good afternoon.

Man:                        (Okay).

Patrick Flavin:             Vince, could you address the income tax provision
                            for the quarter which has typically not occurred in the past?

Vincent Klinges:            Sure, Pat.

                            Actually coming into this current fiscal year, we had 13 million of net operating losses. However, 8.
                            - (approximately) the 8.5 million and 9 million of that are related to stock option, NOLs, which actually when you utilize those NOLs, they go right to the equity section and not (dunk its) credit to the P&L.

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                                                                          AMSOFT
                                          Third Quarter 2005 Fiscal Year Results
                                                        Moderator: Jim Edenfield
                                                             03-03-05/4:00 pm CT
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                            So from a purely GAAP P&L basis, we have coming into
                            fiscal '05 about $4 million to $5 million worth of NOLs. And we're forecasting that we're going to basically utilize those NOL, and we have to make a kind of a tax provision accrual at this point to reflect that.

                            And I'd like to point out that next year, we're probably had to have a full tax - effective tax provision next year in '06 also.

                            But having said that, we're not going to have to
                            (tell) you the government until we burned through the full $13 million worth of NOLs.

                            Is that explain it?

Patrick Flavin:             Yes, it did.  Now, the basically 20% rate for the
                            quarter, is that the rate that will apply in the fourth quarter as well?

Vincent Klinges:            It depends on how the projection for the fourth
                            quarter turns out. So, it's probably will be similar, yeah.

Patrick Flavin:             Okay. And then for next year (and a fully) - well,
                            what's your saying is next year is still not going to be a paying year until you burn through the rest of the NOLs?

Vincent Klinges:            Right, but we will be booking a tax provision which
                            will probably be close to the normal tax provision percentage which is close to 37%.

Patrick Flavin:             Which is closed to what?

Vincent Klinges:            Thirty-seven percent which is what you expect.

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                                                                          AMSOFT
                                          Third Quarter 2005 Fiscal Year Results
                                                        Moderator: Jim Edenfield
                                                             03-03-05/4:00 pm CT
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Patrick Flavin:             Okay, so we would be looking at a 37% tax rate for
                            next year?

Vincent Klinges:            Yeah.

Patrick Flavin:             And then finally, could you address the increase in
                            deferred revenues for the quarter?

Vincent Klinges:            Yeah. That's primarily due to DMI and the additional
                            maintenance billing that we're now doing right now for them.

Patrick Flavin:             Okay, thank you.

Conference Coordinator:     Thank you.

                            Once again, if you would like to ask a question, please press star and 1 on your phone at this point.

                            And next we'll go to the site of Sam Robotsky with SCR Asset Management.

Sam Robotsky:               Yeah, good afternoon gentlemen.

                            I'm - in looking at the license revenues on the American Software, they - in the current quarter, they increased about 237,000 but the cost increased 232,000.

                            Could you talk about you - you know, are you not making money on new license revenue? Could you talk about that?

Vincent Klinges:            Yeah. I think what's happening is with the new DMI
                            acquisition, the DMI acquisition is primarily a
                            (bar) channel. And that valuated channel, they get a

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                                                                          AMSOFT
                                          Third Quarter 2005 Fiscal Year Results
                                                        Moderator: Jim Edenfield
                                                             03-03-05/4:00 pm CT
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                            higher commission than an indirect sales channel
                            would. So, as we sell more licenses through that channel, the cost of licenses would go up higher.

Sam Robotsky:               So the inference is that you have additional license
                            revenue from the new acquisition and reduction in the licenses from your previous products?

Vincent Klinges:            That's correct. The mix is different this quarter
                            that it has been in the previous quarters, yeah.

Sam Robotsky:               You spoke of a three quarters a million dollars from
                            - contributed by DMI, so is that the number that we're talking about basically that was increased?

Vincent Klinges:            No, that was the cash flow number.

Sam Robotsky:               Okay, okay.

                            I guess, you know, also I guess the general and administrative, I guess that's on Logility has increased substantially, is there any unusual - is - was that anything related to the acquisition?

Vincent Klinges:            No, no, that's - and basically this is the first
                            full quarter we had the DMI operations inside our reporting. So, typically you would see that in the - yeah, when you have a new acquisition compared to last year, you know, the...

Sam Robotsky:               Okay.

Vincent Klinges:            ...cost increases...

Sam Robotsky:               Okay.

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                                          Third Quarter 2005 Fiscal Year Results
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Vincent Klinges:            ...(so typical).

Sam Robotsky:               Now, Demand, you know, being based in St. Louis, do
                            they do business with a lot of people with May
                            Department Stores or people that sell to May
                            Department Stores and have you given any thought whether an acquisition by federated will have a negative impact on this company?

James Edenfield:            We don't think that they are a customer of ours. So,
                            I don't believe that it would have any impact whatsoever.

Sam Robotsky:               Or would you have customers that basically sell to
                            May Department Stores?

James Edenfield:            Sure, we do.

Sam Robotsky:               Yeah.

                            I mean if federated sort of bring some of the stuff to Cincinnati, would that might have a negative impact?

James Edenfield:            I don't see how it would.

Sam Robotsky:               Okay, okay.

                            And the item that you referred to in the beginning, this potential, you know, reduction of the license number to a subsequent quarter, then whatever profit would have been in this quarter that would in essence be moved to the subsequent quarter in just a period of when the income would be picked up?

James Edenfield:            Well that's correct, and I'd also like to point out
                            that this one contract, it's legally binding. The customer has already paid the money. And I don't

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                                                                          AMSOFT
                                          Third Quarter 2005 Fiscal Year Results
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                            believe that - should we have to move it out of
                            quarter or so, I don't believe that it would impact our balance sheet at all since they've already paid.

Sam Robotsky:               And have you been active in buying any stock in the
                            current quarter for either American Software or Logility, and how many shares if you did?

James Edenfield:            We did not buy any for either company.

Sam Robotsky:               Okay, good.

                            All right, hopefully, you got - you continue to improve your license fees with better profit margins going forward.

James Edenfield:            We certainly are going all out to accomplish that.

Sam Robotsky:               Okay, good luck.

James Edenfield:            Thanks.

Conference Coordinator:     Once again, to ask a question, please press star and
                            1 on your touchtone phone now.

                            And we'll pause for any last questions to register.

                            And next we'll go to the site of (Benny Lorenzo) with (Aspira) Capital Management.

(Benny Lorenzo):            Thank you very much.

                            Just a general question.

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                                                                          AMSOFT
                                          Third Quarter 2005 Fiscal Year Results
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                            Does this still make sense to have Logility and
                            American Software as two separate companies given the consolidation in the software business and the need for scale and the cost associated with how these two separate entities?

James Edenfield:            I think that there's - that's a question that is
                            always in our minds, and that everything is on the table either to kind of leave it like it is or to do something different. Everything is on the table.

                            No decision has been made to change the way that it's presently set up.

                            In the past, we've done cost analysis to try to determine, you know, what the administrative savings would be if we only have one public company. And generally, they didn't seem to - the number didn't seem to be as much as you probably would think it would be.

                            However, with Sarbanes-Oxley, it could be that that number is going to increase dramatically and which case, that would - you know, it may be another reason to do what you said.

(Benny Lorenzo):            That's what I was thinking of because the cost will
                            escalate, and maybe I'm looking for how - to have a sort of more scales or, hopefully, you'll see a way through that.

                            Another question...

James Edenfield:            One point, I don't think it would change the scale.
                            In other words, we consolidate - American Software consolidates Logility's sales and profits and expenses, so I don't quite see how it would change the scale. Change the scale of Logility since it would go to zero.

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(Benny Lorenzo):            Right.

                            A different question, in terms of your - as you have the company, as you envision it going forward, what kind of an operating margin opportunity does the company have long term?

                            Because software companies usually have 15%, 20% or higher operating margins, is this company, the way it's - you know, the way your revenue mix is and the way you're doing the acquisitions have that kind of opportunity?

James Edenfield:            It has the opportunity for very good margins if we
                            get the right mix of license fees with the - and within the overall mix and that is the opportunity that - one of the opportunities that we have.

                            For example, our growth in license fees this year - this fiscal year has not kept pace with our growth in services and our growth in maintenance. And part of that, we believe is because of companies not having as large CAPEX budgets as we would like for them to have. And we aren't the only software company that's impacted in this regard.

                            Our direct competitors have suffered much more than we have. But we have - we are hoping for better times and we're hoping for better execution and I think we will get both.

(Benny Lorenzo):            I think (that) you've done a great job because you
                            managed to remain profitable throughout this whole tough time.

                            So I appreciate it, thank you very much.

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James Edenfield:            Thank you.

Conference Coordinator:     Thank you.

                            Next, we'll take a question from the site of Ron Chez with PI.

Ronald Chez:                I'm sorry that I missed a part of this, and could
                            you tell me the - good afternoon, by the way.

James Edenfield:            Good afternoon, Ron.

J. Michael Edenfield:       Hi, Ron.

Ronald Chez:                And I missed the breakout in license fees for
                            American Software and Logility.

Vincent Klinges:            Yeah, Ron.  This is Vince.

                            For the third quarter, the total license fees were
                            4.1 million, and Logility was 2.7 of that.

Conference Coordinator:     Thank you.

                            We'll take our next question from the site of (Jason Clancy) with Juniper Capital.

(Jason Clancy):             Good afternoon.

                            My question is about the kind of supplemental press release here I just see across.

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                            Can you give me a little more information about what
                            this relates to and, you know, is this just the timing issue?

James Edenfield:            I've been doing these conferences for - except
                            tonight being 83 and this is the first time that I had anything quite like this occur, so I would like to apologize for the story being a little more complicated and confusing maybe than we would ordinarily expect.

                            I think the press release pretty well sums things -
                            (met) the matter up without getting into a lot of details. It probably would be best not to do publicly.

(Jason Clancy):             Okay.

                            Should we read into this anything about potential Sarbanes compliance and what, you know, the recognition of this potentially incorrectly means for that or is that just - getting away to ahead of things?

James Edenfield:            Well I think that Sarbanes-Oxley is increasing the
                            amount of governance which in turn increases the amount of work. And so maybe the time frames that we're accustomed to to, you know, to come up with our numbers and to have the necessary meetings with the auditors and for them to do the things they have to do both at the - in their local office and maybe going back to the corporate office on various questions and issues.

                            We probably have not fully adjusted yet to the fact that there's a lot more work in this than it used to be. And in the future, we're probably going to all have to allow a little more time.

(Jason Clancy):             So am I correct in assuming that if this 290 is lost
                            to this last quarter, it will be book to the next quarter?

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James Edenfield:            It will be book in a subsequent quarter. I'm not - I
                            don't really know the answer as to which quarter it might occur in.

(Jason Clancy):             Okay.

                            And I - it is - I guess the release does not say whether it's license or maintenance, is that correct?

James Edenfield:            License.

(Jason Clancy):             It's license revenue?

James Edenfield:            Yes.

(Jason Clancy):             Okay.

                            So moving onto kind of a more general comment - your thoughts on kind of the selling environment generally. Has anything changed in the last - since the last quarter regarding what you're seeing? Any interest in RFID which is increasing activity?

J. Michael Edenfield:       This is Mike Edenfield. I'll take that question.

                            We had a pretty active quarter. So we've seen a pickup. There's still intense competition and pricing pressure is pretty strong. But one of the reasons we mentioned, the 21 new customers, is that that's (a good - better) new customers. And that's a better mix of new customers to existing customers in terms of license revenue than we've really seen in a while.

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                            So, we think that's a real positive sign. And, you
                            know, we're busy chasing a lot of nice opportunities right now. So, it does seem that it's picked up in terms of the amount of activity.

                            And most of our activity has not been in the RFID. It's been more in the supply chain planning space.

(Jason Clancy):             Another unrelated question:

                            Your real estate position, have you done any more looking into - looking at realizing some value for that, or is any plans in the work there at all?

James Edenfield:            Well we're making good progress in leasing our
                            excess space. So, that's a very positive development. And to the extent that we do that if we
                            (were to decide) to sell some of the real estate that would make it more valuable in a selling situation.

(Jason Clancy):             Okay.

                            Well thank you very much. Good luck to you guys.

James Edenfield:            Thank you.

Conference Coordinator:     Thank you.

                            Once again, to ask a question, please press star and 1 on your touchtone phone.

                            And it appears we have no further questions.

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James Edenfield:            Thank you very much for attending this conference
                            call, and we look forward to talking to you again in the future.


                                       END